Exhibit 21.1

Our corporate structure, including our principal operating subsidiaries, is as follows:

Name of subsidiary	Jurisdiction of incorporation or organization
Allure Global Solutions, Inc.	Georgia
Reflect Systems, Inc.	Delaware
Wireless Ronin Technologies Canada, Inc.	Canada